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                                                                      EXHIBIT 23





                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Crystal Oil Company:


We consent to incorporation by reference in the Registration Statements (No. 33-61114 and 33-66628) on Form S-8 of Crystal Oil Company of our report dated March 4, 1998, except as to Note R which is as of March 12, 1998, relating to the consolidated balance sheets of Crystal Oil Company and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows and related financial statement schedule for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10K of Crystal Oil Company.


KPMG PEAT MARWICK LLP



Shreveport, Louisiana
March 25, 1998